Exhibit 99.7

Merger Announcement Day: Note to PIPE Investors and Template Social Media Posts

Title: Hypebeast Plans to List on NASDAQ through Merger with Iron Spark I Inc.

Dear [PIPE Investor],

I am excited to share that Hypebeast has entered into a definitive merger agreement with Iron Spark I, Inc. Upon anticipated closing, the merger will result in Hypebeast becoming dual-listed on the NASDAQ and the Hong Kong Stock Exchange.

You can read more about the announcement here: [LINK TO RELEASE].

As PIPE Investors, your voices will be a key part of the momentum. We encourage you to ‘like’ and share any content from my official social channels and the Iron Spark’s team channels, with a pre-cleared message provided below.

Except for the samples provided, please do not comment on or communicate about the transaction in any medium (whether e-mail, video, or social media) until and unless the communication has been reviewed by counsel. Any inquiries, please reach out to media@hypebeast.com.

We hope you’ll join us to build visibility by celebrating this announcement. As always, thank you for your support and partnership.

Best,

Kevin Ma

****

Guidelines for Social Copy

Please select one of the following legally approved social media blurbs should you wish to post or re-post about the announcement:

•	As a PIPE investor, I’m so excited about today’s announcement of the proposed combination between Iron Spark and @HYPEBEAST – we’re going to unlock the tremendous potential of this iconic brand. #Hypebeast $ISAA @Nasdaq Read more here: [LINK TO RELEASE] [CREATIVE]

•	It’s a great day for @HYPEBEAST and Iron Spark $ISAA. Can’t wait to take this brand and company to new heights. On to the @Nasdaq! #Hypebeast [LINK TO RELEASE] [CREATIVE]
•	As a PIPE investor, I’m excited to announce that Iron Spark is combining with @HYPEBEAST, a global leader in contemporary fashion and culture. We can’t wait to bring this amazing brand to @Nasdaq. #Hypebeast $ISAA [LINK TO RELEASE] [CREATIVE]

Please note, all posts should:

•	Tag @HYPEBEAST & @Nasdaq:
o	Hypebeast Twitter, Instagram, LinkedIn
o	Nasdaq Twitter, Instagram, LinkedIn
•	Include the hashtag #Hypebeast
•	Include the $ISAA cash tag

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